Exhibit 1

ASX

Release

THURSDAY 21 FEBRUARY 2019

WESTPAC COMMENTS ON MAURICE BLACKBURN RESPONSIBLE LENDING CLASS ACTION

Westpac today confirmed it is aware of the class action against it in regard to responsible lending laws being brought by Maurice Blackburn and litigation funder Harbour Litigation Funding.

Westpac takes its responsible lending obligations very seriously and will be defending the claims against it.

Westpac works closely with customers who experience financial difficulty to provide tailored assistance as required.

For further information:

David Lording

Media Relations

0419 683 411